Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2012 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Invesco Mortgage Capital Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Invesco Mortgage Capital Inc. on Forms S-3ASR (File No. 333-174603, effective May 27, 2011 and File No. 333-174598, effective May 27, 2011) and Form S-8 (File No. 333-163249, effective November 20, 2009).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 29, 2012